Exhibit 99.1

Viking Therapeutics Appoints Kathy Rouan, Ph.D., to Board of Directors

SAN DIEGO, CA – July 2, 2019 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced the appointment of Kathy Rouan, Ph.D., to its board of directors.  With nearly 30 years of pharmaceutical industry experience, Dr. Rouan provides Viking with drug discovery and development expertise across a broad range of therapeutic areas including gastroenterology, cardiovascular, immune-inflammation and oncology.

Dr. Rouan most recently served as senior vice president and head of Projects, Clinical Platforms and Sciences (PCPS) at GlaxoSmithKline (GSK).  GSK’s PCPS encompasses the company’s global clinical operations, statistics and programming, clinical pharmacology, GCP quality, third party resourcing and project management functions and includes approximately 1,800 individuals in 20 countries. Dr. Rouan first joined GSK in 1989 with a background in pharmaceutical sciences, focusing on formulation development of protein pharmaceuticals.  In 1993, she transitioned into project leadership and management becoming vice president and head of metabolism and pulmonary project management in 1999.

In 2007, Dr. Rouan led the development, submission and approval of Arzerra® (ofatumumab) for refractory chronic lymphocytic leukemia.  In 2012, she became head of biopharmaceutical development, assuming responsibility for delivery of GSK’s portfolio of biopharmaceutical medicines.  In December 2013, Dr. Rouan was appointed senior vice president and head of research and development for Stiefel, GSK’s dermatology therapy area unit.

“We are pleased to have Dr. Rouan join our board of directors at this exciting time in the company’s history,” said Brian Lian, Ph.D., chief executive officer of Viking.  “Her extensive experience in drug development adds breadth and depth to the company’s board and management expertise.  She has established an impressive track record during her career with GSK, contributing to many of the company’s successful therapeutic programs across a range of indications.  We look forward to leveraging her experience as we continue to advance our clinical-stage programs, led by VK2809 for the treatment of NASH.”

Dr. Rouan earned a Ph.D. in pharmaceutical sciences from the University of Rhode Island and a B.Pharm. from the University of London.  Dr. Rouan is also a member of the board of directors of Navidea Pharmaceuticals.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’

lives.  The company’s clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, including non-alcoholic steatohepatitis (NASH).  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of X-linked adrenoleukodystrophy (X-ALD).

Viking’s other programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator.  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared with patients who received placebo.  Other programs also include VK0612, a first-in-class, orally available drug candidate in Phase 2 development for the treatment of type 2 diabetes as well as two earlier-stage programs targeting metabolic diseases and anemia.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Follow Viking on Twitter @Viking_VKTX.

Contacts:

Viking Therapeutics, Inc.

Greg Zante, VP of Finance and Operations

858-704-4660

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com